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                                                                    EXHIBIT 21.1

                           CONTANGO OIL & GAS COMPANY

                                Subsidiary List

Contango Operators, Inc. (Delaware)
REX Offshore Corporation (Delaware)
  Republic Exploration, L.L.C. (33.3% owned by REX Offshore Corporation) (Delaware)
MOE Offshore Corporation (Delaware)
  Magnolia Offshore Exploration, L.L.C. (50.0% owned by MOE Offshore Corporation) (Delaware)
Contango Sundance, Inc. (Delaware)